VUL June 2003 – Year 5 Sample Calculation of Fund Value, Cash Value and Death Proceeds.

Male Age 35, Specified Amount $300,000 Death Benefit Option 1

Premium $2,175.00 Annually, 10% Gross Annual Investment Returns, and Current Charges

To demonstrate:

Fund Value = $8,306
Cash Value = $6,914
Death Proceeds = $300,000

I. Fund Value

The **Fund Value** on the end of the monthly anniversary is determined as follows:

1. Fund Value on the beginning of monthly anniversary
2. Plus Net Premiums
3. Deduct monthly cost of insurance
4. Deduct monthly administration charges
5. Deduct monthly expense charges
6. Plus one month interest credits

Policy Year	Month	(1) Beg of Month Fund Value	(2) Net Premium (+)	Net Amount At Risk	(3) Cost of Insurance (–)	(4) Admin Charge (–)	(5) Monthly Expense Charge (–)	(6) Interest Credits (+)	End of Month **Fund Value** (=)
5	1	6,119.22	2,011.88	290,890	34.91	7.50	0.00	56.42	8,145.11
5	2	8,145.11	0.00	290,876	34.91	7.50	0.00	56.52	8,159.22
5	3	8,159.22	0.00	290,862	34.90	7.50	0.00	56.62	8,173.43
5	4	8,173.43	0.00	290,848	34.90	7.50	0.00	56.72	8,187.75
5	5	8,187.75	0.00	290,833	34.90	7.50	0.00	56.82	8,202.16
5	6	8,202.16	0.00	290,819	34.90	7.50	0.00	56.92	8,216.68
5	7	8,216.68	0.00	290,804	34.90	7.50	0.00	57.02	8,231.30
5	8	8,231.30	0.00	290,790	34.89	7.50	0.00	57.12	8,246.03
5	9	8,246.03	0.00	290,775	34.89	7.50	0.00	57.22	8,260.86
5	10	8,260.86	0.00	290,760	34.89	7.50	0.00	57.33	8,275.79
5	11	8,275.79	0.00	290,745	34.89	7.50	0.00	57.43	8,290.83
5	12	8,290.83	0.00	290,730	34.89	7.50	0.00	57.53	**8,305.98**

Net Premium: Gross Premium less Sales Load less DAC Tax less Premium Load.

Sales Load =4.0%
DAC Tax =1.25%
Premium Load = 2.25%

Net Premium = $2,011.88 =2,175-87.00-27.19-48.93

Cost of Insurance: $\frac{COI_x \times [NAR]}{1000}$

Where:

$$NAR = \left[\left(\frac{DB}{1.040^{1/12}}\right) - FV\right]$$

DB = \$300,000 (Greater of the Specified Amount or the Fund Value multiplied by the Death Benefit Percentage.)

FV = \$6,119.22 + \$2,011.88 (Fund Value at beginning of month 1 of Year 5, plus Net Premium)

x = Attained Age; Age 40 = Issue age 35 at duration 5

COIx = 0.12 per \$1,000

Cost of Insurance = \$ 34.91 =0.12 x [(300,000/1.00327374)-8,131.1]/1000

Monthly Administrative Charge:

\$25.00 per month for the first policy year.
\$7.50 per month in policy years 2+.

Monthly Expense Charge:

Varies by issue age and size band. Applies to the first four years after issue, or increase in Specified Amount.

Interest Credits:

Assume:

No specific premium payment allocation amongst the subaccounts.
Portfolio assets grow at a level rate.
No hypothetical unit values are calculated.

$$Net_{daily}\% = \left[(1 + Gross\% - IAF)^{1/365} - \frac{ME}{365}\right] - 1$$

$$Net_{annual}\% = \left[(1 + Net_{daily}\%)\right]^{365} - 1$$

$$Net_{monthly}\% = \left[(1 + Net_{annual}\%)^{1/12}\right] - 1$$

where:

Gross%	= 10.0%, Assumed growth rate of portfolio assets
IAF	= 0.92%, Average investment advisory fee
ME	= 0.35%, Mortality & Expense risk charge
Net_{daily}%	= .0002286 = Net daily growth rate of Fund Value
Net_{annual}%	= .086990 = Net annual growth rate of Fund Value
$Net_{monthly}$%	= .006975 = Net monthly growth rate of Fund Value

Interest Credits $_{5/1}$ $_{(Year\ 5\ Month\ 1)}$ = $Net_{monthly}$ % x (FV_{beg} + NP $_{5/1}$ - COI $_{5/1}$ – Monthly Expense $_{5/1}$ – Admin Charge $_{5/1}$)
= .006975 x (6,119.22 + 2,011.88 – 34.91 – 7.50)
= $56.42

II. Cash Value

The **Cash Value** is Fund Value less surrender charge less outstanding debt.

Fund Value = $8,306
Surrender Charge = Grading Factor x Target Surrender Charge
Grading Factor year 5 = .80
Target Surrender Charge = $1,740
Surrender Charge = $1,392
Outstanding Debt = $0
Cash Value = $8,306–$1,392 = $6,914

III. Death Proceeds

The **Death Proceeds** equal the greater of Specified Amount and Specified Amount times Death Benefit percentage.

Specified Amount = $300,000
Death Benefit Option 1
Death Proceeds = $300,000

Calculations for other years:

Cost of Insurance charges vary by issue age, underwriting class, size band and duration. This charge is expected to increase by duration.

Monthly Expense charges vary by issue age and size band. It is $0 after year four or four years after an increase in Specified Amount.

Surrender Charge grading factors vary by policy duration, and is 0 after 14 years.

Other than changes in expected charges, the calculation does not differ in other years.